ADDE Education Hldgs Limited

Pro Forma Condensed
Combined Financial Statements

For the three months ended March 31, 2008
and the year ended December 31, 2007

ADDE Education Hldgs Limited
Pro Forma Condensed Combined Financial Statements
For the three months ended March 31, 2008 and the year ended December 31, 2007

ADDE Education Hldgs Limited
Introduction to Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of the acquisition of Guangzhou Haoyu Educational Technology Company Limited (“Haoyu”) by ADDE Education Hldgs Limited (“ADDE”) (the “Transaction”) on the historical financial position and results of operations of ADDE.

The pro forma balance sheet as of March 31, 2008 is based on the unaudited balance sheets of ADDE and Haoyu as of March 31, 2008.  The pro forma statement of operations for the three months ended March 31, 2008 is based on the unaudited statements of operations of ADDE for the period from February 12, 2008 (date of inception) to March 31, 2008 and of Haoyu for the three months ended March 31, 2008.  The pro forma statement of operations for the year ended December 31, 2007 is based on the audited statement of operations of Haoyu.  As ADDE was incorporated on February 12, 2008, the financial data of the statement of operations of ADDE for the year ended December 31, 2007 were reported nil.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2008 and for the year ended December 31, 2007 assume that the Transaction was consummated on January 1, 2007. The unaudited pro forma condensed combined balance sheet as of March 31, 2008 assumes the Transaction was consummated on that date.

The information presented in the unaudited pro forma condensed combined financial statements does not purport to represent what the financial position or results of operations of ADDE would have been had the Transaction occurred as of the dates indicated, nor is it indicative of the future financial position or results of operations for any period of ADDE.

The pro forma adjustments are based upon available information and certain assumptions that the management of ADDE believes are reasonable under the circumstances.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and assumptions and the historical financial statements and related notes of ADDE and Haoyu.

ADDE Education Hldgs Limited
Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2008
(Stated in US Dollars)

	ADDE	Haoyu
	As of	As of			Pro forma
	March 31,	March 31,	Pro forma		combined
	2008	2008	adjustment		total
ASSETS

Current assets:
Cash and cash equivalents	$13,532	$35,758			$49,290
Trade receivables	-	483,094			483,094
Other receivables and prepayments	16,133	225,358			241,491
Inventories	-	280,837			280,837

Total current assets	29,665	1,025,047			1,054,712
Property, plant and equipment, net	-	79,603			79,603

Total assets	$29,665	$1,104,650			$1,134,315

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$-	$783			$783
Other payables and accrued expenses	-	155,837			155,837
Amount due to a director	31,413	83,126			114,539
Income tax payable	-	129,514			129,514

Total current liabilities	31,413	369,260			400,673

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ (DEFICIT) EQUITY

Common stock	1,351	-			1,351
Registered and paid-up capital	-	120,801	(120,801)	Note 2	-
Additional paid-in capital	-	-	117,702	Note 2	117,702
Statutory and other reserves	-	42,468			42,468
Accumulated other comprehensive income	-	66,704			66,704
(Accumulated deficit) retained earnings	(3,099)	505,417	3,099	Note 2	505,417

Total stockholders’ (deficit) equity	(1,748)	735,390			733,642

Total liabilities and stockholders’ (deficit) equity	$29,665	$1,104,650			$1,134,315

ADDE Education Hldgs Ltd.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the three months ended March 31, 2008
(Stated in US Dollars)

	ADDE	Haoyu
	Three months	Three months	Pro forma
	ended March 31,	ended March 31,	combined
	2008	2008	total

Sales	$-	$1,002,654	$1,002,654
Cost of goods sold	-	(496,021)	(496,021)

Gross profit	-	506,633	506,633

Operating expenses
General and administrative expenses	3,099	49,400	52,499
Research and development expenses	-	17,076	17,076
Selling expenses	-	15,624	15,624

Total operating expenses	3,099	82,100	85,199

Net operating (loss) income	(3,099)	424,533	421,434

Other income
Subsidy income from the PRC authorities
for general operations	-	97,261	97,261
Interest income	-	164	164
Other income	-	18,174	18,174

Total other income	-	115,599	115,599

(Loss) income before income taxes	(3,099)	540,132	537,033
Income taxes	-	(120,728)	(120,728)

Net (loss) income	$(3,099)	$419,404	$416,305

Pro forma (loss) income per share (Note 3)	$(0.31)	N/A	$41.63

ADDE Education Hldgs Ltd.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2007
(Stated in US Dollars)

	ADDE	Haoyu
	Year ended	Year ended	Pro forma
	December 31,	December 31,	combined
	2007	2007	total

Sales	$-	$1,056,602	$1,056,602
Cost of goods sold	-	(845,611)	(845,611)

Gross profit	-	210,991	210,991

Operating expenses
General and administrative expenses	-	140,639	140,639
Research and development expenses	-	121,346	121,346
Selling expenses	-	104,561	104,561

Total operating expenses	-	366,546	366,546

Net operating loss	-	(155,555)	(155,555)

Other income
Subsidy income from the PRC authorities
for general operations	-	39,847	39,847
Interest income	-	130	130
Other income	-	6,823	6,823

Total other income	-	46,800	46,800

Income before income taxes	-	(108,755)	(108,755)
Income taxes	-	(4,823)	(4,823)

Net loss	$-	$(113,578)	$(113,578)

Pro forma loss per share (Note 3)	N/A	N/A	$(11.36)

ADDE Education Hldgs Ltd.
Notes to Pro Forma Condensed Combined Financial Statements

1.
Ms. Yan Chang Ping and Mr. Guo Yan Bin are the sole stockholder of ADDE and Haoyu respectively.  Mr. Guo and Ms. Yan are couples. As ADDE and Haoyu are under the control of same controlling stockholders and management, the Transaction is deemed to be a recapitalization. ADDE (the legal acquirer) is considered the accounting acquiree and Haoyu (the legal acquiree) is considered the accounting acquirer. The financial statements of the combined entity will in substance be those of Haoyu, with the assets and liabilities, and revenues and expenses, of ADDE being included effective from the date of consummation of the Transaction. ADDE is deemed to be a continuation of the business of Haoyu. The outstanding common stock of ADDE prior to the Transaction will be accounted for at their net book value and no goodwill will be recognized.

2.	To recapitalize for the Transaction.

3.
The pro forma income/loss per share for the three months ended March 31, 2008 and the year ended December 31, 2007 are based on the weighted average number of ADDE’s common stock outstanding during the period from February 12, 2008 (date of inception) to March 31, 2008.